Pricing Supplement dated June 25, 1998       Rule 424(b)(3)
(To Prospectus dated August 19, 1997 and     File No. 333-32135
Prospectus Supplement dated August 19, 1997)

               NATIONWIDE HEALTH PROPERTIES, INC.

           Medium-Term Note, Series C - Fixed Rate
____________________________________________________________

Face Amount:  $5,000,000
Trade Date:  June 24, 1998
Issue Price:  100%
Original Issue Date:  June 29, 1998
Interest Rate:  6.60%
Net Proceeds to Issuer:  $4,975,000
Interest Payment Dates:  April 1, October 1
Agent's Commission:  0.5%
Regular Record Dates:  March 17, September 16
Name of Agent: Merrill Lynch & Co.
Stated Maturity Date:  June 30, 2003
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
__________________________________________________________


Day Count Convention:
 [X] 30/360 for the period from  June 29, 1998
      to June 30, 2003
 [ ] Actual/360 for the period from            to
 [ ] Actual/Actual for the period from         to
 [ ] Other (see attached)                      to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated
      Maturity Date.
 [ ] The Notes may be redeemed prior to Stated
        Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:    %
      Annual Redemption Percentage Reduction:
                               % until Redemption
        Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated
        Maturity Date.
 [ ] The Notes can be repaid prior to the Stated
        Maturity Date at the option of the holder
        of the Notes.
      Optional Repayment Date(s):
      Repayment Price:      %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
        _______________________________________

  Goldman, Sachs & Co.            Merrill Lynch & Co.